Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Kid Brands, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 2-96238, 2-96239, 2-96240, 33-10779, 33-26161, 33-27406, 33-27897, 33-27898, 33-51823, 333-70081, 333-76248, 333-111853, 333-158340, 333-187966 and 333-192693) on Form S-8, and No. 333-164461 on Form S-3, as amended, of Kid Brands, Inc. of our report dated April 14, 2014, with respect to the consolidated balance sheets of Kid Brands, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, shareholders’ equity, comprehensive (loss), and cash flows, for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, which report appears in the December 31, 2013 Annual Report on Form 10-K of Kid Brands, Inc.

Our report dated April 15, 2014 contains an explanatory paragraph that states that Kid Brands, Inc. may not have sufficient liquidity to support working capital requirements which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Short Hills, New Jersey
April 15, 2014